Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 Nos. 333-87236, 333-105187, 333-143249, 333-159448, 333-159449 and 333-159450 and Form S-3 No. 333-109108) of ExpressJet Holdings, Inc. of our report dated February 27, 2009 (except for changes as described in Note 1, as to which the date is October 16, 2009), with respect to the consolidated financial statements of ExpressJet Holdings, Inc. for the year ended December 31, 2008, and our report dated February 27, 2009 with respect to the effectiveness of internal control over financial reporting of ExpressJet Holdings, Inc. included in this Current Report (Form 8-K) dated October 16, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

October 16, 2009